Exhibit 99.1

Alyssa Henry to Join PayPal’s Board of Directors; Gail J. McGovern to Retire from Board

SAN JOSE, Calif., March 25, 2025 /PRNewswire/ -- PayPal Holdings, Inc. (NASDAQ: PYPL) today announced that Alyssa Henry, former CEO of Block’s Square business, has joined the company’s Board of Directors. The company also announced that Gail J. McGovern, who has served on the Board since 2015, will not stand for re-election at PayPal’s upcoming Annual Meeting of Stockholders in May.

Henry brings more than three decades of experience scaling global commerce, payments, and technology platforms. She most recently served as CEO of Square at Block and led the Square Seller business unit as Seller Lead prior to the corporate rebrand to Block. She oversaw payments, software, and financial services solutions for millions of businesses worldwide. Prior to that, she held senior leadership roles at Amazon Web Services, helping scale it from infancy to a global leader in cloud infrastructure.

“We’re thrilled to welcome Alyssa to the PayPal Board,” said Enrique Lores, President and CEO of PayPal. “Alyssa is a proven operator with deep experience building and scaling payments ecosystems that are critical to merchants. Her expertise in software-driven merchant solutions, omnichannel payments, and global platform expansion will be invaluable as we strengthen our position as a strategic payments partner to merchants and consumers worldwide.”

“Alyssa’s track record of driving growth through product innovation and disciplined execution makes her an outstanding addition to our Board,” said David Dorman, Chair of PayPal’s Board of Directors. “She is deeply versed in payments and understands how to deliver meaningful value to customers and shareholders. We look forward to benefiting from her strategic insight as we continue to advance PayPal’s long-term growth strategy.”

Henry said, “I am honored to join PayPal’s Board of Directors at such a pivotal time for the company and the broader payments ecosystem. PayPal’s global scale, trusted brands, and powerful two-sided network uniquely position it to shape the future of commerce. I look forward to working with the Board and management team on strategies to unlock new opportunities for sustainable growth.”

With this appointment, PayPal’s Board will consist of 12 directors, 11 of whom are independent.

The company also expressed its gratitude to McGovern for her service.

“Gail brought a rare blend of experience from both the business and nonprofit worlds to PayPal and helped shape its mission as an independent company from 2015 onwards,” said Dorman. “We are grateful for her decade of service and the lasting impact she leaves on PayPal. Thank you, Gail.”

Independent Director Ann Sarnoff will succeed McGovern as chair of the Corporate Governance and Nominating Committee of PayPal’s Board following the upcoming Annual Meeting.

About PayPal
PayPal has been revolutionizing commerce globally for more than 25 years. Creating innovative experiences that make moving money, selling, and shopping simple, personalized, and secure, PayPal empowers consumers and businesses in approximately 200 markets to join and thrive in the global economy. For more information, visit https://www.paypal.com, https://about.pypl.com, and https://investor.pypl.com.

Investor Relations Contact:
investorrelations@paypal.com

Media Relations Contact:
mediarelations@paypal.com

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SOURCE PayPal Holdings, Inc.